Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 4.5% INCREASE IN 2018 THIRD QUARTER SALES

AFFIRMS 2018 SALES GUIDANCE AND INCREASES 2018 EARNINGS GUIDANCE

New York, New York, October 24, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2018, net sales increased 4.5% to $177.2 million as compared to $169.5 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated third quarter net sales increased 5.4%. Inter Parfums plans to issue results for the 2018 third quarter after the close of the market on November 5, 2018.

Net Sales:

	Three months ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
	($ in millions)

European based product sales	$137.8	$134.6	2.4%	$402.8	$361.0	11.6%
United States based product sales	39.4	34.9	12.9%	95.5	80.7	18.4%
	$177.2	$169.5	4.5%	$498.3	$441.7	12.8%

Discussing European based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, “Although there were no major launches in the current third quarter two of our largest brands, Jimmy Choo and Coach, achieved substantial comparable quarter growth. The rollout of Jimmy Choo Fever in the summer fueled the brand’s 19.7% sales gain, while the 40.9% increase in Coach sales was driven by the continued popularity of the Coach signature lines for women and men launched in 2016 and 2017, respectively, as well as the success of flankers, Coach Floral and Coach Platinum, that rolled out in 2018. Despite no major launches this year, Montblanc, Lanvin and Rochas year-to-date net sales are running slightly ahead of the first nine months of last year. We are also in the process of launching Rochas Moustache, our first new men’s scent for the brand.”

Discussing the nearly 13% increase in third quarter sales by U.S. based operations, Mr. Madar continued, “The inclusion of GUESS legacy fragrances produced a boost to our sales. There was also top line growth in Abercrombie & Fitch and Hollister brand sales, attributable in great part to the recent launches of First Instinct brand extensions and the Festival Vibes duo, respectively. With the popularity of Anna Sui fragrances throughout Asia, we continue to enjoy dramatic increases in brand sales in that region.”

Mr. Madar also pointed out, “We have a very active launch schedule for the coming year with new products rolling out for Montblanc, Jimmy Choo, Lanvin, Coach and Rochas for European based operations and for Dunhill, GUESS, and Abercrombie & Fitch for U.S. based operations.”

Exhibit 99.1

Inter Parfums, Inc. News Release

October 24, 2018

Guidance

Russell Greenberg, Executive Vice President and Chief Financial Officer, concluded, “Our full year 2018 sales guidance remains unchanged as we continue to anticipate approximately $665 million in net sales. However, we now anticipate net income per diluted share attributable to Inter Parfums, Inc. to come in at approximately $1.61. Guidance assumes the dollar remains at current levels. In addition, we have scheduled November 12, 2018, after the close of the market, for the release of our initial 2019 guidance.”

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com